EXHIBIT 21-1



                PENNSYLVANIA ENTERPRISES, INC. AND SUBSIDIARIES



                        Subsidiaries of the Registrant



    The following are subsidiaries of  the  Registrant.  Their voting securities
are owned 100% by the Registrant.    All of the subsidiaries are incorporated in
Pennsylvania.


                 PG Energy Inc.

                 Pennsylvania Energy Resources, Inc.

                 Theta Land Corporation

                 Pennsylvania Energy Marketing Company

                 Penn Gas Development Co.*

                 Keystone Pipeline Services, Inc.**

                 Honesdale Gas Company***


* A subsidiary of PG Energy Inc. accounted for on the equity method which has not been consolidated since it is insignificant.

** A subsidiary of Pennsylvania Energy Resources, Inc. ("PERI") included in the consolidation of PERI into the Registrant.

*** A subsidiary of PG Energy Inc. acquired on February 14, 1997.